Exhibit 99.1



          AXIOM PHARMACEUTICALS PROMOTES PETER CUNNINGHAM TO PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER

NEWPORT BEACH, CA--Sept___, 2003--Axiom Pharmaceuticals, Inc. (OTC BB: AXIM) announced today the appointment of Peter Cunningham as President and Chief Executive Officer of the Company.

Mr. Cunningham replaces Dr. That Ngo as President and CEO, who resigned from the company following a dispute regarding his compensation. In addition, the Board of Directors has elected Lan Hao, the Company's CFO, as a Director to fill the vacancy on the Board created by Dr. Ngo's resignation.

The Company also announced today that the Company has established its new US corporate headquarters at 4695 Macarthur Court, 11th Floor, Newport Beach, CA 92660.

Mr. Cunningham is a known pharmaceutical industry advisor with extensive experience in creating increased market share for new and existing ethical drug and OTC pharmaceutical products. He has more than 15 years of experience working in the healthcare industries in the Asia Pacific region. He was the Principal Consultant in Coopers & Lybrand / Marc J Consultants Healthcare Industry Practice. He is the former General Manager of Sterling Drug Singapore, where he was the youngest General Manager in the company's history. (SmithKline Beecham acquired Sterling Drug Inc.) He has held regional management positions with Rhone Poulenc Rorer, and Becton Dickinson. While at Becton Dickinson, he held additional responsibility as a member of an internal strategy advisory team comprising headquarters staff and visionary management from various operations worldwide.

Mr. Cunningham has advised healthcare industry clients on corporate strategy, investments, acquisitions, marketing, sales and distribution strategy and resource utilization, regulatory affairs and government negotiations. Project successes include cumulative investments of more than US$80 million and achievement of incremental  revenues  exceeding  US$400  million  annually.  Mr.
Cunningham has significant experience developing successful marketing and investment strategies for clients in all segments of the healthcare, pharmaceutical and biotechnology industries. Mr. Cunningham's work with government agencies includes projects on government and private sector cooperation for resource utilization and cost-effective provision of services.

Mr. Cunningham has undertaken manufacturing investment and technology transfer projects for antibiotic fermentation for broad-spectrum penicillin and cephalosporins, sterile processing and filling operations (including blow, fill and seal technologies), biotechnology process manufacturing (including process development, cell line expression, fermentation, purification and packaging), and cGMP biopharmaceutical manufacturing operations. These projects include valuation of plant, property and equipment; licensing, transfer and valuation of intellectual properties; and intellectual property transfer process management. He has pioneered methodologies for analysis, licensing, valuation and financing of the clinical development processes. Mr. Cunningham has worked on the formulation, development and commercialization of OTC, prescription and consumer healthcare products that have achieved market leadership in Asia. Mr. Cunningham received his MBA from The George Washington University and a B.A from the State University of New York and is a Research Fellow at the American Red Cross National Headquarters.

Axiom Pharmaceuticals, Inc., http://www.axmpharma.com, through its wholly owned subsidiary, Werke Pharmaceuticals, Inc., is the 100% owner of Shenyang Tianwei Werke Pharmaceutical Co., Ltd. ("STWP"), a Wholly Foreign Owned Enterprise ("WFOE") under the laws of the People's Republic of China. STWP is located in


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the  City  of  Shenyang,  in the  Province  of  Liaoning,  China.  STWP  and its
predecessor company Shenyang Tianwei Pharmaceutical Factory, Ltd. ("STPF"), has an operating history of approximately 10 years. STWP historically has been a manufacturer and distributor of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. Axiom currently out-sources production and distribution of its products to third parties in China.


For  additional  information  on  Axiom   Pharmaceuticals,   Inc,  please  visit
http://www.iccinfo.com or call Investor Communications Company, LLC at 708 447-6834.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to Axiom, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Axiom's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact Information:       Tom Bostic, Investor Communications Company, LLC
                           (708) 447-6834